545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

For Immediate Release:

FELCOR PRICES UNSECURED SENIOR NOTES OFFERING

IRVING, Texas....May 14, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced that FelCor LP priced $475 million of senior unsecured notes. The senior unsecured notes will bear interest at 6.00% and mature in 2025.
FelCor LP intends to use the proceeds of the offering, together with cash on hand and/or funds drawn under its line of credit, to purchase all of its outstanding 6.75% Senior Secured Notes due 2019, or 6.75% Notes, pursuant to its previously announced tender offer, to pay fees and expenses of the offering and tender offer, and to redeem any 6.75% Notes that remain outstanding after the tender offer expires.
This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets and the failure of holders to participate in the tender offer; changes in federal or state securities laws; and changes in our business and financial condition. FelCor and FelCor LP assume no obligation to update forward-looking information contained in this press release.
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned brands and premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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